UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   October 27, 2011

SPARE BACKUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-30787	23-3030650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

990 Ironwood Drive, Minden Nevada	89423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	775 329 2180

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 25, 2011, Spare Backup and Lifestyle Services Group Limited (“Lifestyle Services Group”)Lifestyle Services Group, the largest provider of mobile phone insurance in the U.K., executed a variation letter (“Letter”) to Lifestyle Services Group the master services agreement referenced in Spare Backup’s December 14, 2010 form 8k filing with the Securities and Exchange Commission, for Spare Backup to provide a co-branded cloud-based digital platform service to be incorporated in Lifestyle Services Group’s mobile phone insurance programs.

SPBU and Lifestyle Services Group agreed to the following terms:

1.	Parental Controls Product

1.1
SPBU will, on commercial terms to be agreed pursuant to paragraph 1.2, supply to Lifestyle Services Group and Lifestyle Services Group’s Clients its new parental controls product, as described in the Schedule to this letter, or as updated or enhanced from time to time (the “Parental Controls Product”).

1.2
The parties will work together and will use their reasonable endeavors to agree appropriate commercial terms and Customer Terms and Conditions in relation to the Parental Controls Product by no later than 15 November 2011 and shall thereafter record such agreement either as a further variation to the MSA, or as part of a Client Addendum.

1.3	The provisions of the MSA which refer to the Mobile Product shall also be deemed to apply to the Parental Controls Product.

1.4
The parties acknowledge that the Parental Controls Product is still in the final stages of development, and therefore agree that they will agree and carry out appropriate acceptance testing processes to ensure that the requirements of Lifestyle Services Group and its Clients are met.

2.	Promotion of Parental Controls Product

2.1
Subject to paragraph 2.2, Lifestyle Services Group confirms that it is its intention on a non-binding and exclusive basis to market and promote the Products to its mobile network and financial services partners, and Lifestyle Services Group’s objective and aspiration based on its forecasts (the “Objective”) is to achieve a specific sales goal of Registered Users of the Parental Controls Product within one year from the date of this Letter (the “Effective Date”).

2.2
SPBU acknowledges that (i) there are factors beyond Lifestyle Services Group’s control (such as client interest and take-up in the product, customer usage of the product, and market conditions) which could mean that the Objective is not achieved; and (ii) that the Parental Controls Product has not yet been fully developed nor gone through acceptance testing, and therefore paragraph 2.1 does not create any legally binding commitments, and for the avoidance of doubt, Lifestyle Services Group shall not have any liability if the Objective is not achieved and the sole consequence will be the loss of exclusivity as described in paragraph 3.1.5 below. ,.

3.	Amendments to the MSA

3.1	With immediate effect:

3.1.1	the definition of “Products” shall be deemed to include the Parental Controls Product;

3.1.2	a new definition of “Parental Controls Product” shall be particularly described in the Digital Platform Specification, as updated or enhanced from time to time.”

3.1.3	the information set out in the Schedule to this letter shall be deemed to be included within the Digital Platform Specification, in relation to the specification for the Parental Controls Product.

3.1.4	In clause 2.2, the words “Subject to clauses 2.3 and 2.5” shall be replaced with “Subject to clauses 2.3, 2.5 and 2.6”

3.1.5	Two new clauses shall be inserted immediately after clause 2.5, as clauses 2.6 and 2.7, as follows:

“2.6 Clauses 2.2 to 2.5 (inclusive) shall not apply to the Parental Controls Product.

2.7 SPBU hereby undertakes that, for a period of one year from the later of (i) the accepted launch date or (ii) December 1, 2011, it will not provide within the Territory, directly or indirectly, the Parental Controls Product (or any product which is the same as or materially similar to, or is an update or enhancement to the Parental Controls Product) to any person other than Lifestyle Services Group, provided that Lifestyle Services Group meets specific sales commitments in the first quarter and first half of 2012.

3.1.5
The provisions of clause 10.5.1 (Escrow) shall apply to the source code in the Parental Controls Product, save that the deadline for placing the source code into escrow shall be 30 days after successful acceptance testing of the Parental Controls Product by Lifestyle Services Group.

4.	General

This Letter shall supplement and amend the MSA as set out herein. The provisions of the MSA therefore apply to this Letter, including without limitation clauses 11 (Liability) and 19 (General Provisions).Any announcement regarding this Letter must be agreed in accordance with clauses 16

To the extent there is any conflict between the terms of this Letter and the MSA, the terms of this Letter shall prevail. The terms of this Letter shall be co-terminus with the MSA. Save for any amendments set out in this Letter, the MSA shall continue in full force and effect.

Lifestyle Services Group is the leading provider of affinity distributed solutions to support the consumer desire to live their life through their mobile devices.

Lifestyle Services Group manages largest active mobile phone insurance base in the UK.  With over 1000 employees based in 3 locations across the UK, Lifestyle Services Group supports many of the High Street Banks and Mobile Networks in delivering mobile centric lifestyle related products to add value to their customer propositions.

Lifestyle Services Group is part of a multi-billion pound group of consumer companies, including Phones4U, Dial-a-Phone and EZ Pay. For more information, go to www.lifestylegroup.co.uk

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Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1 Spare Backup, Inc. Press Release dated October 26, 2011 (furnished herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARE BACKUP, INC.

Date: October 26, 2011	By:	/s/ Cery Perle Cery Perle, Chief Executive Officer and President